Exhibit 23.1

First Financial Bank Building 400 Pine Street, Ste. 600, Abilene, TX 79601 325.672.4000 / 800.588.2525 / f: 325.672.7049 www.dkcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182360 and 333-204452 on Form S-8 of our report dated February 24, 2017, relating to the consolidated financial statements of Eagle Bancorp Montana, Inc. for the years ended December 31, 2016 and December 31, 2015 (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the year ended December 31, 2016.

Certified Public Accountants

Abilene, Texas

March 14, 2017